Exhibit 99.1

ALDILA, INC.

Moderator: Peter Mathewson

November 6, 2008

4:00 p.m.  CT

Operator:  Good afternoon, ladies and gentlemen.  Welcome to the Aldila conference call announcing results for third quarter 2008.  This call is being recorded.

I would now like to turn the meeting over to Mr. Peter Mathewson, Chairman and Chief Executive Officer.  Please go ahead, sir.

Peter Mathewson:  Good afternoon.  I’m Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2008 third quarter financial report.  Also with me here today is Scott Bier, our Chief Financial Officer.  Following my brief commentary, the line will be open for your questions.

I want to remind you the content of today’s audio cast may contain time sensitive information that is accurate only as the time and date of this live broadcast at two p.m., Pacific Standard Time on November sixth, 2008.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward looking statements that maybe included in this audio cast.

The public filings of our Annual Report on Form 10-K and Form 10-Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussions.

This call is the property of Aldila, Incorporated.  The redistribution, retransmission or rebroadcast of today’s call in any form without the expressed written consent of Aldila Incorporated is strictly prohibited.

In the third quarter of 2008 net sales were $11.8 million and a net loss of $1.1 million, or $0.21 fully diluted loss per share for the three months ended September 30, 2008.  In the comparable 2007 third quarter the Company had net sales of $13.2 million and net income of $687,000 or $0.12 fully diluted income per share.

With the nine months ended September 30, 2008 the Company had net sales of $42.1 million and a net loss of $1.2 million or $0.22 fully diluted loss per share as compared to $51.5 million, a net income of $5 million or $0.90 fully diluted income per share for the nine months ended September 30, 2007.

All shaft sales declined by five percent in the third quarter of 2008 versus the third quarter of 2007.  The average selling price of our golf shafts decreased by two percent on a three percent decline in unit sales.

Composite material sales declined by 38 percent in the current quarter versus the 2007 quarter.  Gross profit in the 2008 third quarter declined by 69 percent due to lower sales volumes of golf shafts and composite materials, lower average selling prices for our golf shafts, a shift in mix of our golf shaft sales to lower margin models and no contributions from Carbon Fiber Technology LLC the Company’s previously owned joint venture which contributed 11.4 percent to our gross profit in the 2007 third quarter.

Selling, general and administrative or SG&A expense declined by 16 percent compared to the second quarter of 2008 but was five percent higher compared to the third quarter of 2007 primarily due to an increase in promotional expenditures and support of new golf product introductions.  We expect SG&A to continue to decline in the fourth quarter from the third quarter of 2008.

The golf market continues to deteriorate driven by global economic conditions with this (negative back dropper) modest decline in sales, average selling price and units sold were not near as severe as what we experienced in the second quarter of this year.  This improvement was the result of new programs by our customers slowly beginning to get underway.

The Vietnam facility continues to gain operational experience.  Qualifications for programs for several major customers have been completed with production underway.  We continue to be impacted on the cost side by an overall decline in unit demand this year as our overall capacity has increased with the addition of the Vietnam factory.

We continue to believe that our strategy is sound.  We build around our three shaft manufacturing sites located in Mexico, China and Vietnam and a reliable supply of raw material from our composite materials division.  We are uniquely configured and our customers appreciate the options we provide.  We added safety of multiple manufacturing sites, control of our raw material supply, a solid history of excellent delivery and quality and an excellent brand and outstanding professional core acceptance of our branded shafts.

We believe these points of competitive differentiation will become stronger and more important to our current customers and open doors to others in the future.  2008 has proved to be one of the best years ever for Aldila on tour.

With only a few tournaments remaining in the season players using Aldila shafts have won 13 events representing 28 percent on the PGA Tour.  Thirteen events representing 45 percent on the nationwide tour; 15 events representing 50 percent on the Champion’s Tour.  Aldila shafts were also used to win 20 events representing 67 percent on LPGA Tour with Aldila staff player, Paula Creamer winning four of those events.

In addition, Aldila’s leading wood and hybrid shaft every FedEx Cup Playoff Event.  To date, our newest shaft offering the Aldila VooDoo has been used to win eight times on tour.  Demand continues to grow and it has quickly become one of the leading new shaft series on the PGA and Nationwide Tours.

We are extremely proud that Aldila staff member, Boo Weekley led the U.S. team to victory at the Rider Cup this year.  Boo, along with five other players used the Aldila VooDoo making it the most popular driver shaft at the event.

In addition to our tour success players at the highest level of amateur golf also continue to choose Aldila.  We were the leading wood shaft manufacturer of the U.S. Men’s Amateur Championship, the Junior Amateur Championship, Men’s Pub Links Championship and the NCAA Division One Men’s Championship.

Composite material sales continue to decline in the quarter resulting from lower new orders from our customer base as their material requirements deteriorated with the slowing economy.  Our composite materials customers are predominately in the recreational industry and they are suffering through the same economic factors that have affected the golf industry.  The Company is working on diversifying composite materials customer base to help mitigate this fact in the future.

Thank you for participating in this call.  James, can we open up the line for questions?

Operator:  Thank you, sir.  We will now begin the question and answer session.  For those of you who do have a question, please press star then one on your touch-tone phone.  Please keep in mind that if you are on a speakerphone, you must pick up the handset first before pressing the numbers.  Again if you have a question, please press star then one.

And we do have a question from KC Alexander from Gilbert Securities.  Please proceed with your question.

KC Alexander:  Yes.  Good afternoon.  Can you kind of give us an idea of what lines the VooDoo’s going to be designed into thus far?

Peter Mathewson:  KC …

KC Alexander:  What’s really featuring the shaft?

Peter Mathewson:  What’s that?

KC Alexander:  Which OEMs are really going to be featuring the shaft?

Peter Mathewson:  You know I don’t like to speak with any customer names but it is in one major OEMs line for introduction in the first quarter of 2009 and others are looking at and fully expect to see other OEMs pick it up as a custom program in 2009.

KC Alexander:  OK.  And secondly, you said that there was a margin – a gross margin decline as a result of coming a year off of the sale of the carbon fiber plant.  Is that right?

Peter Mathewson:  Yes.  Yes, that’s correct.  The contribution from CFT was about 11.4 percent in the 2007 comparable quarter.

KC Alexander:  OK, all right, great.  Thank you.

Peter Mathewson:  Thank you.

Operator:  Thank you.  Again participants if you have a question please press star then one on your touch-tone phone.  And it looks like we have no further questions.

Peter Mathewson:  Thank you for participating in our third quarter 2008 conference call.  We look forward to speaking with you on the fourth quarter 2008 call.  Thanks, James.

Operator:  Thank you.  Thank you participants.  This concludes the Aldila conference call announcing results for third quarter 2008.  Thank you for attending.  You may now disconnect.

END